Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Ross A. Benavides
Chief Financial Officer
(713) 860-2528

GENESIS ENERGY, L.P. COMPLETES JOINT VENTURE TO
ENTER INTO MARINE TRANSPORTATION BUSINESS

July 22, 2008 – (Houston, TX) – Genesis Energy, L.P. (AMEX:GEL) announced today that it has completed the previously announced transaction to form an inland barge transportation joint venture with an entity (“TD Marine”) owned and controlled by certain principals of the Davison family of Ruston, Louisiana.  The joint venture, DG Marine Transportation, LLC (“DG Marine”) acquired the inland marine transportation of Grifco Transportation, Ltd. and certain related entities (“Grifco”).  TD Marine owns 51% and Genesis owns 49% of DG Marine.

Grifco received initial purchase consideration of approximately $80 million comprised of $63.3 million in cash and $16.7 million in Genesis common units, a portion of which are subject to certain lock-up restrictions.  DG Marine has acquired from Grifco twelve existing barges, seven existing push boats, the economic benefits of certain commercial agreements, and office space.  Additionally, DG Marine has acquired the rights and obligations to take delivery of four new barges in the third quarter of 2008 and four additional barges in the first quarter of 2009 (for a total contract price of approximately $27 million).  Upon delivery of the eight new barges, the acquisition of three additional push boats (at an estimated cost of approximately $6 million), and the placing in commercial operations of all such newly acquired assets, DG Marine will be obligated to pay Grifco an additional $12 million in cash as additional purchase consideration bringing the total value of the joint venture investment to approximately $125 million.

The operations of the acquired business will serve refineries and storage terminals along the Gulf Coast, Intracoastal Canal and western river systems of the United States, including the Red, Ouachita and Mississippi Rivers on which Genesis has significant existing terminals.

The fleet will continue to conduct business as “Grifco” and be operated by its existing employees under the leadership of Mr. E.C. “Red” Griffin.  Clay Griffin will continue in his role as President, and Rick Alexander will continue as Vice President – Sales.

$32.9 million of the initial purchase consideration described above was drawn under a  $75 million bank-syndicated revolving credit facility, arranged jointly by SunTrust Robinson Humphrey and BMO Capital Markets, at the DG Marine level, non-recourse to either of the joint venture participants other than their equity investments in DG Marine,  Under the new credit facility there remains $42.1 million of availability to fund working capital needs, future growth, and future consideration described above.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis is engaged in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil, carbon dioxide, and, to a lesser extent, natural gas.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved.  Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings.  Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward looking statement.

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